CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Registration Statement on Amendment No. 6 to Form S-1 of our report dated June 10, 2008 relating to the consolidated balance sheet of Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.) and subsidiaries as of December 30, 2007 and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for the fifty-two week period ended December 30, 2007. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
September 8, 2008